Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-278211) and the Registration Statement on Form F-3 (File No.333-279865) of our report dated April 13, 2026 with respect to the audited consolidated financial statements of Intchains Group Limited appearing in this Annual Report on Form 20-F for the year ended December 31, 2025 and the adjustments mentioned in our audit opinion regarding the changes to consolidated financial statements and accompanying notes for the year ended December 31, 2023.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 13, 2026